Exhibit 10.1

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

WASHINGTON DEPARTMENT OF FINANCIAL INSTITUTIONS

OLYMPIA, WASHINGTON

IN THE MATTER OF HORIZON BANK BELLINGHAM, WASHINGTON (INSURED STATE NONMEMBER BANK)	) ) ) ) ) ) ) ) ) )	ORDER TO CEASE AND DESIST Docket FDIC-08-404b

Horizon Bank, Bellingham, Washington ("Bank"), having been advised of its right to a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act ("Act"), 12 U.S.C. § 1818(b)(1), and Revised Code of Washington, Anno. § 30.04.450, and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST ("CONSENT AGREEMENT") with counsel for the Federal Deposit Insurance Corporation ("FDIC"), and with counsel for the Washington Department of Financial Institutions (“WDFI”), dated February 26, 2009, whereby solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices and violations of law and/or regulations, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST ("ORDER") by the FDIC and the WDFI.

     The FDIC and the WDFI considered the matter and determined that they had reason to believe that the Bank had engaged in unsafe or unsound banking practices.  The FDIC and the WDFI, therefore, accepted the CONSENT AGREEMENT and issued the following:

ORDER TO CEASE AND DESIST

IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns, cease and desist from the following unsafe and unsound banking practices, as more fully set forth in the Joint FDIC and WDFI Report of Examination (“Joint ROE”) dated September 15, 2008:
(a)        operating with management whose policies and practices are detrimental to the Bank and jeopardize the safety of its deposits;
(b)        operating with a board of directors which has failed to provide adequate supervision over and direction to the active management of the Bank;
(c)        operating with inadequate capital in relation to the kind and quality of assets held by the Bank;
(d)        operating with an inadequate loan valuation reserve;
(e)        operating with a large volume of poor quality loans;
(f)         operating in such a manner as to produce low earnings; and
(g)        operating with inadequate provisions for liquidity.

IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:

1.           Within 30 days from the effective date of this ORDER, the Bank’s Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank's activities, consistent with the role and expertise commonly expected for directors of banks of comparable size.  This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; operating policies; and individual committee actions.  The Bank’s Board minutes shall document these reviews and approvals, including the names of any dissenting directors.

2.             (a)         Within 270 days from the effective date of this ORDER, the Bank shall increase Tier 1 capital to no less than ten percent (10%) of the Bank’s total assets.
(b)          The level of Tier 1 capital to be maintained during the life of this ORDER pursuant to Subparagraph 2(a) shall be in addition to a fully funded allowance for loan and lease losses, the adequacy of which shall be satisfactory to the Regional Director of the FDIC’s San Francisco Regional Office (“Regional Director”) and the WDFI Director (“Director”)  as determined at subsequent examinations and/or visitations.
(c)           Any increase in Tier 1 capital necessary to meet the requirements of Paragraph 2 of this ORDER may be accomplished by the following:
(i)        the sale of common stock; or
(ii)       the sale of noncumulative perpetual preferred stock; or
(iii)      the direct contribution of cash by the Bank’s Board, shareholders, and/or parent holding company; or

(iv)       any other means acceptable to the Regional Director and the Director; or
(v)        any combination of the above means.
Any increase in Tier 1 capital necessary to meet the requirements of Paragraph 2 of this ORDER may not be accomplished through a deduction from the Bank's allowance for loan and lease losses.
(d)            If all or part of the increase in Tier 1 capital required by Paragraph 2 of this ORDER is accomplished by the sale of new securities, the Bank’s Board shall forthwith take all necessary steps to adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan.  Should the implementation of the plan involve a public distribution of the Bank's securities (including a distribution limited only to the Bank's existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with the Federal securities laws.  Prior to the implementation of the plan and, in any event, not less than 15 days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Registration and Disclosure Unit, Washington, D.C. 20429, for review.  Any changes requested to be made in the plan or materials by the FDIC shall be made prior to their dissemination.  If the increase in Tier 1 capital is provided by the sale of noncumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Regional Director and the Director for prior approval.

(e)            In complying with the provisions of Paragraph 2 of this ORDER, the Bank shall provide to any subscriber and/or purchaser of the Bank's securities, a written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities.  The written notice required by this paragraph shall be furnished within 10 days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank's securities who received or was tendered the information contained in the Bank's original offering materials.
(f)            For the purposes of this ORDER, the terms "Tier 1 capital" and "total assets" shall have, the meanings ascribed to them in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. §§ 325.2(v) and 325.2(x).

3.             Within 90 days from the effective date of this ORDER, the Bank’s Board shall develop or revise, adopt and implement a comprehensive policy for determining the adequacy of the allowance for loan and lease losses.  For the purpose of this determination, the adequacy of the reserve shall be determined after the charge-off of all loans or other items classified "Loss."  The policy shall provide for a review of the allowance at least once each calendar quarter.  Said review should be completed prior to closing the Bank’s books at the end of each quarter, in order that the findings of the Bank’s Board with respect to the loan and lease loss allowance may be properly reported in the quarterly Reports of Condition and Income.  The review should focus on the results of the Bank's internal loan review, loan loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions.  A deficiency in the allowance shall be remedied in the calendar quarter it is discovered, prior to submitting the Report of Condition, by a charge to current operating earnings.  The minutes of the Bank’s Board meeting at which such review is undertaken shall indicate the results of the review.  Upon completion of the review, the Bank shall increase and maintain its allowance for loan and lease losses consistent with the allowance for loan and lease loss policy established.  Such policy and its implementation shall be satisfactory to the Regional Director and the Director as determined at subsequent examinations.

4.            (a)           Within 90 days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets classified "Loss" and one-half of the assets classified "Doubtful" in the Joint ROE dated September 15, 2008 that have not been previously collected or charged off.  Elimination of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph 4 unless made to a newly qualified entity that is separate and distinct from the original borrower.
(b)          Within 270 days from the effective date of this ORDER, the Bank shall have eliminated all remaining Doubtful assets.
(c)           Within 270 days from the effective date of this ORDER, the Bank shall have reduced the assets classified "Substandard" in the Joint ROE dated September 15, 2008, that have not previously been charged off to not more than seventy-five percent (75%) of the Bank’s capital plus its allowance for loan and lease losses as of September 30, 2008.
(d)          Within 90 days from the effective date of this ORDER, the Bank shall develop written asset disposition plans for each classified asset greater than $50,000.  The plans shall be reviewed and approved by the Bank’s Board and acceptable to the Regional Director and the Director as determined at subsequent examinations.

(e)         Within 90 days from the effective date of this ORDER, the Bank shall adopt and implement a written plan for the reduction and collection of delinquent loans.  The plan shall be acceptable to the Regional Director and the Director as determined at subsequent examinations.
(f)           The Bank may achieve compliance with the requirements of this paragraph 4 through the participation in any program providing for the disposition of problem assets and/or injection of additional capital, including a program sponsored by the United States Treasury or other government agency.

5.             (a)           Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, "Loss" and is uncollected.  Subparagraph 5(a) of this ORDER shall not prohibit the Bank from renewing or extending the maturity of any credit in accordance with the Financial Accounting Standards Board Statement Number 15 ("FASB 15").
(b)           Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank in excess of $50,000 that has been classified, in whole or part, "Doubtful" without the prior approval of a majority of the Bank’s Board or the loan committee of the Bank.
(c)           Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank in excess of $50,000 that has been classified, in whole or part, "Substandard" without the prior approval of a majority of the Bank’s Board or the loan committee of the Bank.

(d)        The loan committee or Bank’s Board shall not approve any extension of credit, or additional credit to a borrower in Paragraphs (b) and (c) above without first collecting in cash all past due interest.

6.            Within 90 days from the effective date of this ORDER, the Bank shall develop a written plan, approved by its Board and acceptable to the Regional Director and the Director for systematically reducing the amount of loans or other extensions of credit advanced, directly or indirectly, to or for the benefit of, any borrowers in the “Construction and Land Development” Concentrations, as more fully set forth in the Joint ROE dated September 15, 2008.  No new loans or other extensions of credit shall be granted to or for the benefit of, any borrower in the “Construction and Land Development” Concentrations with the exception of loans or extensions of credit to individuals which are for first lien single family residential real estate financing or for household, family, or other consumer expenditures and which have received the prior written approval of the Bank’s Board as reflected in its recorded minutes and are otherwise in conformance with all laws and regulations.

7.            Within 90 days of the effective date of this ORDER, the Bank shall develop and submit to the Regional Director and the Director a written three-year strategic plan.  Such plan shall include specific goals for the dollar volume of total loans, total investment securities, and total deposits as of December 31, 2009, December 31, 2010, and December 31, 2011.  For each time frame, the plan will also specify the anticipated average maturity and average yield on loans and securities; the average maturity and average cost of deposits; the level of earning assets as a percentage of total assets; and the ratio of net interest income to average earning assets.  The plan shall be in a form and manner acceptable to the Regional Director and the Director as determined at subsequent examinations and/or visitations.

8.            Within 90 days from the effective date of this ORDER, the Bank shall develop or revise, adopt, and implement a written liquidity and funds management policy including, but not limited to, addressing and correcting deficiencies noted in the Joint ROE dated September 15, 2008.  Such policy and its implementation shall be in a form and manner acceptable to the Regional Director and the Director as determined at subsequent examinations and/or visitations.

9.            The Bank shall not pay cash dividends without the prior written consent of the Regional Director and the Director.

10.          Within 30 days of the end of the first calendar quarter, following the effective date of this ORDER, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Regional Director and the Director detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof.  Such reports shall include a copy of the Bank's Report of Condition and the Bank's Report of Income.  Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Regional Director and the Director have released the Bank in writing from making further reports.

11.            Following the effective date of this ORDER, the Bank shall send to its shareholder(s) or otherwise furnish a description of this ORDER in conjunction with the Bank's next shareholder communication and also in conjunction with its notice or proxy statement preceding the Bank's next shareholder meeting.  The description shall fully describe the ORDER in all material respects.  The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Accounting and Securities Section, Washington, D.C. 20429, at least 15 days prior to dissemination to shareholders.  Any changes requested to be made by the FDIC shall be made prior to dissemination of the description, communication, notice, or statement.
This ORDER will become effective upon its issuance by the FDIC and the WDFI.  The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the FDIC and the WDFI.

Pursuant to delegated authority.

Dated at San Francisco, California, this _____ day of _______________, 2009.

J. George Doerr	Brad Williamson
Deputy Regional Director	Director
Division of Supervision and Consumer Protection	Division of Banks
San Francisco Region	Washington Department of Financial
Federal Deposit Insurance Corporation	Institutions